EX-35.8
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334


ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 1, 2013, by and among GS MORTGAGE SECURITIES CORPORATION II, as Depositor, WELLS FARGO BANK NATIONAL ASSOCIATION, as Master Servicer, LNR Partners, LLC, as Special Servicer, TRIMONT REAL ESTATE ADVISORS, INC, as Operating Advisor and U.S. BANK NATIONAL ASSOCIATION, Certificate Administrator and Trustee, Trust Advisor and U.S. Bank National Association, as with respect to Commercial Mortgage Pass-Through GSMS Certificates Series 2013-GC13 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.07 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from January 1, 2013 through December 31, 2013 (the "Reporting Period"), and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 7th day of March 2014.


/s/ Daniel Bober Daniel Bober Executive Vice President Wells Fargo Bank


Wells Fargo Bank, N.A.

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